EXHIBIT 23.2

TBPELS REGISTERED ENGINEERING FIRM F-1580
1100 LOUISIANA	SUITE 4600	HOUSTON, TEXAS 77002-5294	TELEPHONE (713) 651-9191

Consent of Ryder Scott Company, L.P.

As independent petroleum engineers, we hereby consent to the incorporation by reference in this registration statement of our Firm’s name and our Firm’s review of the proved oil and gas reserve quantities of APA Corporation as of December 31, 2023, to the inclusion of our report, dated January 22, 2024, and to all references of our Firm included in this registration statement.

/s/ RYDER SCOTT COMPANY, L.P.

RYDER SCOTT COMPANY, L.P.
TBPELS Firm Registration No. F-1580

Houston, Texas

September 27, 2024

SUITE 2800, 350 7TH AVENUE, S.W.	CALGARY, ALBERTA T2P 3N9	TEL (403) 262-2799
633 17TH STREET, SUITE 1700	DENVER, COLORADO 80202	TEL (303) 339-8110